                  JOHN HANCOCK TRUST

          AMENDMENT TO SUBADVISORY AGREEMENT

               BLACKROCK ADVISORS, INC.

     AMENDMENT made as of this 1st day of December, 2006 to the Subadvisory Agreement dated ________ (the "Agreement"), as amended, between John Hancock Investment Management Services, LLC, a Delaware limited partnership (the "Adviser"), and BlackRock Advisors, Inc. (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. CHANGE IN APPENDIX A

     Appendix A is hereby amended to change the compensation of the Large Cap Value Trust.

2. EFECTIVE DATE

     This Amendment shall become effective upon the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Trust, and
(ii) execution of the Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT
SERVICES, LLC


By:
    ---------------------------------


BLACKROCK ADVISORS, INC.


By:
    ---------------------------------

                                   APPENDIX A

     The Subadviser shall serve as investment subadviser for the Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the "Subadviser Fee"):

                                       BETWEEN
                                     $500 MILLION       BETWEEN            BETWEEN
                         FIRST           AND         $1 BILLION AND   $1.5 BILLION AND    EXCESS OVER
                     $500 MILLION   $1 BILLION OF   $1.5 BILLION OF     $2 BILLION OF    $2 BILLION OF
                     OF AGGREGATE     AGGREGATE      AGGREGATE NET      AGGREGATE NET      AGGREGATE
PORTFOLIO             NET ASSETS*    NET ASSETS*        ASSETS*            ASSETS*        NET ASSETS*
---------            ------------   -------------   ---------------   ----------------   -------------
Large Cap Value...      0.375%          0.350%           0.325%            0.270%            0.250%

* The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust. It also includes with respect to the Portfolio the net assets of one or more other portfolios as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

TRUST PORTFOLIO(S)           OTHER PORTFOLIO(S)
------------------           ------------------
Large Cap Value Trust   --   Large Cap Value Fund, a series of John Hancock
                             Funds II

     The Subadviser Fee for the Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the "Applicable Annual Fee Rate"). The Subadviser Fee for the Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

     If, with respect to the Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.